Exhibit 99.1

Diego Piacentini Joins DoorDash Board of Directors

SAN FRANCISCO, May 11, 2023 -- DoorDash, Inc. (NYSE: DASH) announced today that Diego Piacentini has been appointed to the company's board of directors. Throughout his career, Diego has helped major technology companies, including Amazon and Apple, navigate complex business operations on a large scale and has been instrumental in their international expansion efforts.

Tony Xu, Co-Founder and CEO of DoorDash, Inc., said, “Diego is an adept operator. He played a vital role in building out the international businesses of some of the world’s most complex and impactful technology companies. I am confident that his experience and knowledge will be a welcome addition to our board as our business enters its next era of growth.”

“DoorDash is at an important stage of its journey, operating in dozens of markets across the globe, while deepening its efforts across categories and into new products,” said Piacentini. “I’m excited to give my small contribution to the DoorDash team as the company continues to expand both domestically and internationally. The quality of the team is world-class and they are a great example of operational excellence. It will be a fun ride!”

Piacentini is the founder of View Different, an investment vehicle supporting entrepreneurs looking to scale their businesses and/or expand beyond their domestic markets. He spent a significant portion of his business career at Amazon, where he served as Senior Vice President of the International Consumer Business and a member of the senior executive team. Prior to that, Diego joined Apple Computer Italy (1987), and after ten years was promoted to General Manager and Vice President of Apple Europe, the Middle East, and Africa. Most recently, he served a two-year civil servant term (2016-2018) as Italian Government Commissioner for Digital Transformation, reporting directly to the Prime Minister.

Piacentini is currently Chairman of the Board for Apolitical, and a member of the Boards of Directors of The Economist Group and Voi Technology. He is a Senior Advisor for KKR and is also Advisor to and Chairman of Exor Ventures. Diego graduated with a Bachelors of Science degree in Economics from Milan-based Bocconi University in 1985.

About DoorDash
DoorDash (NYSE: DASH) is a technology company that connects consumers with their favorite local businesses in more than 25 countries across the globe. Founded in 2013, DoorDash builds products and services to help businesses innovate, grow, and reach more customers. DoorDash is building infrastructure for local commerce, enabling merchants to thrive in the convenience economy, giving consumers access to more of their communities, and providing work that empowers. With DoorDash, there is a neighborhood of good in every order.

Press Contact
press@doordash.com

Investor Relations Contact
ir@doordash.com